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                                                                      Exhibit 21

               SUBSIDIARIES OF PIONEER-STANDARD ELECTRONICS, INC.

                                          State or jurisdiction of
Subsidiaries of the Company               organization or incorporation
---------------------------               -----------------------------

Pioneer-Standard Canada Inc.                Ontario
Pioneer-Standard FSC, Inc.                  Virgin Islands of the United States
Pioneer-Standard Illinois, Inc.             Delaware
Pioneer-Standard Minnesota, Inc.            Delaware
Pioneer-Standard Electronics, Ltd.          Delaware
Pioneer-Standard Financial Trust            Delaware
The Dickens Services Group, a
  Pioneer-Standard Company, LLC             Delaware
Supplystream, Inc.                          New York
Pioneer-Standard Electronics GmbH           Germany